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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 2)*

                           Image Guided Technologies, Inc.
                          ----------------------------------
                                   (Name of Issuer)

                              Common Stock, no par value
                          ----------------------------------
                            (Title of Class of Securities)

                                     451922 10 8
                          ----------------------------------
                                    (CUSIP Number)

Check the following box if a fee is being paid with this statement / /.

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           (Continued on following page(s))

                                  Page 1 of 5 Pages
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CUSIP No. 451922 10 8                 13G                 Page 2 of 5 Pages


  (1)     Names of Reporting Persons.
          S.S. or I.R.S. Identification Nos. of Above Persons

               Waldean Schulz
------------ -------------------------------------------------------------------
  (2)     Check the Appropriate Box if a Member   (a) / /
          of a Group*                             (b) / /
----------- --------------------------------------------------------------------
  (3)     SEC Use Only

---------- ---------------------------------------------------------------------
  (4)     Citizenship or Place of Organization
               U.S.A.
-------------------------------------------------------------------------------
Number of Shares    (5) Sole Voting
 Beneficially            Power                         175,895
 Owned by           --------------------------------------------------
 Each Reporting     (6) Shared Voting
 Person With             Power                         N/A
                    --------------------------------------------------
                    (7) Sole Dispositive
                         Power                         175,895
                    --------------------------------------------------
                    (8) Shared Dispositive
                         Power                         N/A
--------------------------------------------------------------------------------
  (9) Aggregate Amount Beneficially Owned by Each Reporting Person
               175,895
--------------------------------------------------------------------------------
  (10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11) Percent of Class Represented by Amount in Row (9)
               4.7
--------------------------------------------------------------------------------
  (12) Type of Reporting Person*
               IN
--------------------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING OUT!


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CUSIP No. 451922 10 8                 13G                 Page 3 of 5 Pages


ITEM 1(A).  NAME OF ISSUER
            Image Guided Technologies, Inc.
--------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            5710-B Flatiron Parkway
            Boulder, CO 80301
--------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            Waldean Schulz
--------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            5710-B Flatiron Parkway
            Boulder, CO 80301
------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            U.S.A.
--------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock, no par value
--------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            451922 10 8
--------------------------------------------------------------------------------
ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b),
            N/A


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CUSIP No. 451922 10 8                 13G                 Page 4 of 5 Pages


ITEM 4.  OWNERSHIP

     (a) Amount Beneficially Owned:
          175,895
     ---------------------------------------------------------------------------

     (b) Percent of Class:
          4.7
     ---------------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               175,895
          -----------------------------------------------------------------
          (ii) shared power to vote or to direct the vote
               N/A
          -----------------------------------------------------------------
          (iii) sole power to dispose or to direct the disposition of
               175,895
          -----------------------------------------------------------------
          (iv) shared power to dispose or to direct the disposition of
               N/A
          -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
     This statement is being filed to report that the reporting person has ceased to be the owner of five percent or more of a class of common stock of Image Guided Technologies, Inc.
--------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
          N/A
--------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
          N/A


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CUSIP No. 451922 10 8                 13G                 Page 5 of 5 Pages


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          N/A
--------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
          N/A
--------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              April 29 1998
                              ----------------------------------------
                              (Date)
                              /s/ WALDEAN SCHULZ
                              ---------------------------------------
                              (Signature)
                              Waldean Schulz
                              ----------------------------------------
                              (Name/Title)